UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2011

WESTELL TECHNOLOGIES, INC.

(Exact name of registrant as specified in charter)

Delaware	0-27266	36-3154957
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 North Commons Drive, Aurora, Illinois		60504
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (630) 898-2500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 20, 2011, Westell Technologies, Inc., a Delaware corporation (“Westell Technologies” or the “Company”), Arkadin S.A.S., an entity organized under French law (“Parent”), and Arkadin Inc., a Delaware corporation and subsidiary of Parent ( and together with Parent, “Buyer”), entered into a Stock Purchase Agreement (the “Agreement”) pursuant to which Westell Technologies has agreed to sell its wholly-owned subsidiary, Conference Plus, Inc. (“ConferencePlus”), to Buyer.

Under the terms of the Agreement, at the closing, Westell Technologies will sell 100% of the issued and outstanding capital stock of ConferencePlus to Buyer for $41.0 million in cash, subject to working capital adjustments. Of the purchase price, $4.1 million will be held in escrow for a period of one year as security for certain indemnity obligations of Westell Technologies, including breaches of representations and warranties made by Westell Technologies. The Company estimates that the ultimate after-tax net proceeds from the transaction will be approximately $38 million.

The Agreement contains representations and warranties and indemnification obligations customary for a transaction of this type. The Company also agreed not to compete with the ConferencePlus business for a period of three years. The transaction is subject to limited closing conditions. The transaction is expected to close on December 31, 2011.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

A copy of the press release issued on December 21, 2011 in connection with the execution of the Agreement is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

Exhibit 2.1	Stock Purchase Agreement, dated December 20, 2011, among Arkadin S.A.S., Arkadin, Inc. and Westell Technologies, Inc.

Exhibit 99.1	Press Release issued by Westell Technologies, Inc., dated December 21, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTELL TECHNOLOGIES, INC.

Date: December 21, 2011	By:	/s/ Brian S. Cooper

Brian S. Cooper
Chief Financial Officer, Treasurer and Secretary

Exhibit Index

Exhibit Number	Description

Exhibit 2.1	Stock Purchase Agreement, dated December 20, 2011, among Arkadin S.A.S., Arkadin, Inc. and Westell Technologies, Inc.

Exhibit 99.1	Press Release issued by Westell Technologies, Inc., dated December 21, 2011.